EXHIBIT 16.1
August 2, 2007
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Dear Sirs/Madams:
     We have read the statements made by Synacor Inc. and Subsidiary (the Company), in the section titled “Change in Independent Accountants” in the Company’s registration statement on Form S-1 to be filed with the Commission. We agree with the statements concerning our firm in that section of such Form S-1.

Very truly yours,
/s/ Freed Maxick & Battaglia, CPAs, PC